SAKS INCORPORATED ANNOUNCES NOVEMBER SALES

                                                                                        Contact:           Julia Bentley
                                                                                                                (865) 981-6243
                                                                                                                www.saksincorporated.com
FOR IMMEDIATE RELEASE

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Birmingham, Alabama (December 5, 2002)--Retailer Saks Incorporated (NYSE: SKS) (the "Company") today announced that comparable store sales for the four weeks ended November 30, 2002 compared to the four weeks ended December 1, 2001 decreased 7.0% on a total company basis. By segment, comparable store sales decreased 8.1% for SDSG and decreased 5.1% for SFAE for the month. Sales below are in millions and represent sales from owned departments only.

For the four weeks ended November 30, 2002 compared to the four weeks ended December 1, 2001, owned sales were:

                                                                                         Total                   Comparable
                         This Year                Last Year               (Decrease)              (Decrease)
SDSG                $ 351.1                   $ 377.5                       (7.0%)                      (8.1%)
SFAE                   223.1                      241.1                       (7.5%)                      (5.1%)
Total                  $ 574.2                   $ 618.6                       (7.2%)                      (7.0%)

November 2002 comparable store sales were negatively affected by a shift in the retail-reporting calendar, with only two post-Thanksgiving shopping days included in the month of November 2002, compared to nine post-Thanksgiving days in November 2001. Both SDSG and SFAE had significantly lower levels of clearance inventory than one year ago. At SFAE, the "Act I" designer sale event was repositioned from November last year into December this year due to substantially reduced levels of clearance merchandise.

Sales for the first three weeks of the month were below plan. However, sales momentum built in the final week of the month with the company generating a comparable store sales increase of mid-single digits in the fourth week.

In November 2001, comparable store sales increased 3.5% for SDSG, 1.8% for SFAE, and 2.9% on a total company basis.

On a year-to-date basis, for the ten months ended November 30, 2002 compared to the ten months ended December 1, 2001, owned sales were:

(more)

                                                                                           Total                Comparable
                        This Year               Last Year               (Decrease)              (Decrease)
SDSG             $2,753.7                   $2,799.4                    (1.6%)                (1.7%)
SFAE               1,862.8                     1,942.3                   (4.1%)                  (0.5%)
Total              $4,616.5                   $4,741.7                  (2.6%)                   (1.2%)

Merchandise categories with the best sales performances for SDSG in November were decorative and soft home, accessories, outerwear, and women's better and special size sportswear. Categories with softer sales performances for SDSG in November were junior's apparel, men's sportswear and furnishings, intimate apparel, and hard home. Categories with the best sales performances for SFAE in November were men's dress furnishings, jewelry, accessories, cosmetics, handbags, "gold range" women's apparel, and European designer collections. Categories with the softest sales performances for SFAE in November were women's designer, bridge, and contemporary sportswear; American designer collections; men's sportswear; and women's petite apparel.

Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE), which consists of 61 Saks Fifth Avenue stores and 52 Saks Off 5th stores. The Company also operates its Saks Department Store Group (SDSG) with 245 department stores under the names of Parisian, Proffitt's, McRae's, Younkers, Herberger's, Carson Pirie Scott, Bergner's, and Boston Store.

Forward-looking Information 131:

The information contained in this press release that addresses future results or expectations is considered "forward-looking" information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as "may," "will," "intend," "plan," "project," "expect," "anticipate," "should," "would," "believe," "estimate," "contemplate," "possible," and "point." The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management's assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; speedy resolution of the labor dispute between the International Longshore and Warehouse Union and the Pacific Maritime Association; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; effective expense control; effective operation of the credit card operations of National Bank of the Great Lakes, the Company's national credit card bank; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company's Form 10-K for the fiscal year ended February 2, 2002 filed with the Securities and Exchange Commission ("SEC"), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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